SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 8, 2005

WHEELING-PITTSBURGH CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	000-50300	55-0309927

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1134 Market Street, Wheeling, WV	26003

(Address of principal executive offices)	(Zip code)

Registrant’s telephone number, including area code: (304) 234-2400

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01. Entry into a Material Definitive Agreement.

     On July 8, 2005, Wheeling-Pittsburgh Steel Corporation (“WPSC”) entered into an amended and restated $225 million revolving credit facility, pursuant to the terms and conditions of an Amended and Restated Revolving Loan Agreement, dated as of July 8, 2005 (the “Revolving Loan Agreement”), by and among Wheeling-Pittsburgh Corporation (the “Company”), WPSC, the Lenders signatory thereto from time to time, Royal Bank of Canada, as administrative agent, General Electric Capital Corporation, as inventory and receivables security agent and documentation agent, and The CIT Group/Business Credit, Inc., Wachovia Bank, National Association and Fleet Capital Corp., as syndication agents. The Revolving Loan Agreement amends and restates the Company’s $225 million revolving credit facility entered into as of July 31, 2003, which was scheduled to mature on August 1, 2006. As compared to the prior revolving credit facility, the new facility provides for higher borrowing availability on certain collateral, and lower borrowing and unused line fee rates, among other improvements.

     Pursuant to the Revolving Loan Agreement, the revolving credit facility matures in July 2009 and is collateralized by substantially all of the assets of WPSC, the Company and their respective subsidiaries. Interest on borrowings is calculated based on either LIBOR or the prime rate using spreads based on facility borrowing availability as defined in the agreement. Borrowing availability under the Revolving Loan Agreement at a given time is based on the book value of eligible accounts receivable and eligible inventory of WPSC, as well as the net recovery rate most recently determined to apply to the eligible inventory.

     The Revolving Loan Agreement contains customary affirmative and negative covenants for credit facilities of this type, including limitations on the Company, WPSC and certain of their respective subsidiaries (collectively, the “Loan Parties”) with respect to indebtedness, liens, investments, payment of dividends, fundamental corporate changes, dispositions of property and transactions with affiliates.

     The Revolving Loan Agreement provides for customary events of default, including failure to pay reimbursement obligations when due, failure to comply with covenants, the fact that any representation or warranty made by any of the Loan Parties is inaccurate in any material respect, occurrence of a default by any Loan Party with respect to any indebtedness, commencement of certain insolvency or receivership events affecting any of the Loan Parties and occurrence of a change in control of any of the Loan Parties. Upon the occurrence of certain events of default, all outstanding obligations of the Loan Parties will immediately become due and payable, and upon the occurrence of other events of default, all outstanding obligations of the Loan Parties under the Revolving Loan Agreement may be declared to be immediately due and payable.

     The foregoing is a summary of the material terms and conditions of the Revolving Loan Agreement and is not a complete discussion of the document. Accordingly, the foregoing is qualified in its entirety by reference to the full text of the Revolving Loan Agreement attached to this Current Report as Exhibit 10.1, which is incorporated herein by reference.

ITEM 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The disclosure set forth above under Item 1.01 is hereby incorporated by reference into this Item 2.03.

ITEM 9.01. Financial Statements and Exhibits

(c) Exhibits

Exhibit No.	Description

10.1	Amended and Restated Revolving Loan Agreement, dated as of July 8, 2005, by and among Wheeling-Pittsburgh Corporation, Wheeling-Pittsburgh Steel Corporation, the Lenders signatory thereto from time to time, Royal Bank of Canada, as administrative agent, General Electric Capital Corporation, as inventory and receivables security agent and documentation agent, and The CIT Group/Business Credit, Inc., Wachovia Bank, National Association and Fleet Capital Corp., as syndication agents.

SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Current Report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

WHEELING-PITTSBURGH CORPORATION
By:	/s/ Paul J. Mooney
Paul J. Mooney
Executive Vice President and Chief Financial Officer

Dated: July 14, 2005